Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our auditors’ report dated February 9, 2017, relating to the 2016 consolidated financial statements of Intellipharmaceutics International Inc. and its subsidiaries (the “Company), (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended November 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

May 26, 2017
Toronto, Canada